Exhibit 4.1

 SUBSCRIPTION AGREEMENT
________________________________________

Reraise Gaming. a Nevada corporation (hereinafter the "Company") and the undersigned (hereinafter the “Subscriber”) agree as follows:

WHEREAS:

A.       The Company desires to issue a maximum of 3,000,000 Shares of Common Stock of the Company at a price of $0.50 per Share, and a minimum of 1,500,000 Shares of Common Stock at a price of $ 0.50 per share.

B.        Subscriber desires to acquire the number of Shares set forth on the signature page hereof (minimum 5,000 Shares for a total subscription price of $2,500.00).

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set-forth, the parties hereto do hereby agree as follows:

SUBSCRIPTION FOR SHARES

1.1      Subject to the terms and conditions hereinafter set-forth, the Subscriber hereby subscribes for and agrees to purchase from the Company such number of Shares as is set-forth upon the signature page hereof at a price equal to $0.50 per Share, and the Company agrees to sell such Shares to Subscriber for said purchase price.  Upon execution, this subscription shall be irrevocable by Subscriber.

1.2      The purchase price for the Shares subscribed to hereunder is payable by the Subscriber contemporaneously with the execution and delivery of this Subscription Agreement to Reraise Gaming. c/o Ron Camacho, 7582 Las Vegas Blvd South Suite #213, Las Vegas, NV  15206  or such other place as the Company shall designate in writing.  Payment can be made by submitting good funds for the full purchase price of $0.50 per Share with the executed Subscription Agreement. Payments shall be made payable to “Reraise Gaming.”

REPRESENTATIONS AND WARRANTIES BY SUBSCRIBER

2.1      Subscriber hereby severally represents and warrants to the Company the following:

(A)	Subscriber recognizes that the purchase of Shares subscribed to herein involves a high degree of risk in that the Company and may require substantial funds;

(B)	an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Shares;

(C)
Subscriber has such knowledge and experience in finance, securities, investments, including investment in non-listed and non registered securities, and other business matters so as to be able to protect its interests in connection with this transaction;

(D)
Subscriber hereby acknowledges that this offering of Shares has not been reviewed by the United States Securities and Exchange Commission ("SEC") and that the Shares are being issued by the Company pursuant to an exemption from registration provided by Section 4(2) and Rule 506 of Regulation D pursuant to the Securities Act.

(E)	Subscriber acknowledges that no market for the Shares presently exists and none may develop in the future and accordingly Subscriber may not be able to liquidate its investment;

(F)	Subscriber hereby acknowledges that this offering of Shares has not been reviewed by the United States Securities and Exchange Commission ("SEC").

(G)	Subscriber hereby acknowledges that the stock certificate evidencing the Shares purchased by Subscriber will contain a legend in substantially the following form:

THE STOCK REPRESENTED BY THIS CERTIFICATE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS.  WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND THAT SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

(H)	Subscriber is not aware of any advertisement of the Shares.

REPRESENTATIONS BY THE COMPANY

3.1      The Company represents, warrants and covenants to the Subscriber that:

(A)
The Company is a corporation duly organized, existing and in good standing under the laws of the State of Nevada and has the corporate power to conduct the business which it conducts and proposes to conduct.

(B)	Upon issue, the Shares will be duly and validly issued, fully paid and non-assessable Common Stock shares in the capital of the Company.

(C)
If at any time the Company proposes to register any of its common stock under the Securities Act, whether as a result of an offering for its own account or the account of others, excluding any registrations to be effected on Forms S-4 or S-8 or other applicable successor Forms, the Company shall, at such time, promptly give Subscriber written notice of such proposed registration and offer Subscriber the opportunity to include all or part of the shares of common stock included in each Unit in such registration statement (each, a “Piggy Back Registration”) as requested by Subscriber. All expenses incurred in connection with registrations shall be paid by the Company.

TERMS OF SUBSCRIPTION

4.1      Pending receipt of the $750,000.00 in minimum subscriptions needed to close this Offering, all funds paid hereunder will be held in escrow by Reraise Gaming. at   in Las Vegas, NV.  Thereafter, upon acceptance of this subscription by the Company all funds paid hereunder shall be deposited by the Company and immediately available to the Company for its product development and general corporate purposes.  In the event the Minimum Offering is not received by November 1, 2013, or, if extended by our Board of Directors, an additional ninety (90) days thereafter, then all funds paid hereunder will be returned to the Subscriber.

4.2      Subscriber hereby authorizes and directs the Company to deliver the Shares to be issued to such Subscriber pursuant to this Subscription Agreement to Subscriber’s address indicated herein.

4.3      Notwithstanding the place where this Subscription Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Nevada and any dispute arising out of or related hereto shall be resolved in the state or federal courts sited in Clark County, Nevada, to the exclusion of all other venues.

4.4       The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Subscription Agreement.

ACCREDITED INVESTOR STATUS

5.1      ÿBy checking this box, Subscriber represents and warrants to the Company that the Subscriber is an "Accredited Investor" as such term is defined in Rule 506 of Regulation D promulgated under the Securities Act.  The Subscriber acknowledges having reviewed and considered the definition of “Accredited Investor” attached to this Subscription Agreement.

IN WITNESS WHEREOF, this Subscription Agreement is executed as of the ___ day of ________ 2013.

Number of Shares Subscribed For:

Signature of Subscriber:

Name of Subscriber:

Address of Subscriber:

Subscriber’s SS#:

Total Subscription Price payable: U.S $0.50 X number of shares = U.S. $

ACCEPTED BY: RERAISE GAMING. USA CORPORATION, INC

Signature of Authorized Signatory:

Name of Authorized Signatory:	Ron Camacho

Date of Acceptance: